   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 13, 1999
                                                 REGISTRATION NO. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 ------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                 ------------

                         Regions Financial Corporation
            (Exact Name of Registrant as Specified in its Charter)

             Delaware                                           63-0589368
 (State or Other Jurisdiction of                           (I.R.S. Employer
  Incorporation or Organization)                        Identification Number)

                             417 North 20th Street
                              Birmingham, AL 35203
                                 (205) 326-7100
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                                 ------------

                            Samuel E. Upchurch, Jr.
                    General Counsel and Corporate Secretary
                             417 North 20th Street
                              Birmingham, AL 35203
                                (205) 326-7860
                    (Name, Address, Including Zip Code, and
         Telephone Number, Including Area Code, of Agent for Service)
                                 ------------

                               WITH  COPIES TO:
                              Charles C. Pinckney
                          Lange, Simpson, Robinson &
                                Somerville LLP
                       417 North 20th Street, Suite 1700
                             Birmingham, Al 35203
                                (205) 250-5000
                                ------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]



                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------

                                         Proposed Maximum      Proposed Maximum
  Title of Shares       Amount to         Offering Price      Aggregate Offering       Amount of
  to be Registered    be Registered         Per Unit(1)            Price(1)         Registration Fee
----------------------------------------------------------------------------------------------------
Common Stock             301,929            $34.875            $10,529,774            $3,106.28
----------------------------------------------------------------------------------------------------

(1) Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low reported sales price of Regions common stock on September 9, 1999.

                                 ------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                              EXPLANATORY STATEMENT

     The issuer previously registered 849,590 shares of its common stock for resale by certain selling shareholders who had acquired such shares in a business combination of the issuer with EFC Holdings Corporation. The prior Registration Statement was assigned Registration No. 333-70421 and was declared effective on January 24, 1999. After the effective date of the prior registration statement, the registrant issued to the selling shareholders an additional 301,929 shares of common stock, to which the selling shareholders had become entitled under the terms of the governing agreement. This registration statement covers such additional shares.

     The Prospectus that forms a part of this Registration Statement is also being filed in connection with Registration Statement No. 333-70421, pursuant to Rule 424.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


PROSPECTUS

                                1,151,519 SHARES

                                 COMMON STOCK

     This is a public offering of shares of common stock of Regions Financial Corporation on a delayed or continuous basis by certain shareholders of Regions (the "Selling Shareholders"). See "Selling Shareholders." Regions will not receive any of the proceeds from the sale of the shares.

     Each of the Selling Shareholders has acquired the Shares as the result of an acquisition by Regions.

     Regions common stock is traded on the Nasdaq National Market under the symbol "RGBK." On September 8, 1999, the last reported sales price of Regions common stock, as reported on the Nasdaq National Market was $35.25.

                                 ------------

SHARES OF REGIONS COMMON STOCK ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THIS COMMON STOCK OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is _______, 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

     Regions files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Regions files with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These filings are also available at the Internet world wide web site maintained by the SEC at "http://www.sec.gov."

     Regions filed a Registration Statement on Form S-3 (the "Registration Statement") to register with the SEC the common stock being offered by this Prospectus. This Prospectus is a part of that Registration Statement. As allowed by SEC rules, this Prospectus does not contain all the information you can find in Regions' Registration Statement or the exhibits to that Registration Statement.

     SEC regulations allow Regions to "incorporate by reference" information into this Prospectus, which means that Regions can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this Prospectus, except for any information superseded by information contained directly in this Prospectus or in later filed documents incorporated by reference in this Prospectus.

     This Prospectus incorporates by reference the documents set forth below that Regions has previously filed with the SEC. These documents contain important information about Regions and its finances. Some of these filings have been amended by later filings, which are also listed.

REGIONS SEC FILINGS (FILE NO. 0-6159)       PERIOD/AS OF DATE
---------------------------------------      ------------------
Annual Report on Form 10-K...........       Year ended December 31, 1998
Quarterly Reports on Form 10-Q.......       Quarters ended March 31 and June 30,
                                            1999

     Regions also incorporates by reference additional documents that may be filed with the SEC between the date of this Prospectus and the date of completion of the offering of the shares of Regions common stock by the Selling Shareholders. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Documents incorporated by reference are available from Regions without charge, excluding all exhibits, except that if Regions has specifically incorporated by reference an exhibit in this Prospectus, the exhibit will also be available without charge. Stockholders may obtain documents incorporated by reference in this Prospectus by requesting them in writing or by telephone from Regions at the following address:

               Regions Financial Corporation
               417 North 20th Street
               Birmingham, AL 35203

               Attention: Shareholder Relations
               Telephone: (205) 326-7090

     You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this Prospectus. This Prospectus is dated _______, 1999. You should not assume that the information contained in this Prospectus is accurate as of any date other than that date.

                                 THE COMPANY

     Regions is a regional bank holding company organized and existing under the laws of the state of Delaware and headquartered in Birmingham, Alabama, with approximately 731 banking offices located in Alabama, Arkansas, Florida, Georgia, Louisiana, South Carolina, Tennessee, and Texas as of June 30, 1999. At that date, Regions had total consolidated assets of approximately $39.8 billion, total consolidated deposits of approximately $28.4 billion, and total consolidated stockholders' equity of approximately $3.1 billion. Regions has banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

     Regions was organized under the laws of the state of Delaware and commenced operations in 1971 under the name First Alabama Bancshares, Inc. In 1994, the name of First Alabama Bancshares, Inc. was changed to Regions Financial Corporation. Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is
(205) 326-7100.

     Regions continually evaluates business combination opportunities and frequently conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations frequently take place, and future business combinations involving cash, debt, or equity securities can be expected. Any future business combination or series of business combinations that Regions might undertake may be material, in terms of assets acquired or liabilities assumed, to Regions' financial condition. Recent business combinations in the banking industry have typically involved the payment of a premium over book and market values. This practice could result in dilution of book value and net income per share for the acquirer.

     Additional information about Regions and its subsidiaries is included in documents incorporated by reference in this Prospectus. See "Where You Can Find More Information."



                                USE OF PROCEEDS

     The proceeds from the Selling Shareholders' shares will belong to the Selling Shareholders. Regions will not receive any of the proceeds from the sale of the shares and is registering the shares solely for the purpose of fulfilling its contractual obligations to the Selling Shareholders.

                             SELLING SHAREHOLDERS

     The following table sets forth certain information with respect to the ownership of the shares as of _______, 1999, and as adjusted to reflect the sale of the shares offered hereby, by the Selling Shareholders. Each Selling Shareholder has sole voting and investment power with respect to the shares owned by it.

                            OWNERSHIP OF COMMON              OWNERSHIP OF COMMON STOCK
                         STOCK BEFORE THE OFFERING               AFTER THE OFFERING
                       ----------------------------        -----------------------------

                                                          NUMBER OF
                           NUMBER OF                     SHARES BEING     NUMBER OF
NAME                         SHARES      PERCENT(1)       OFFERED(2)      SHARES (3)       PERCENT
------                    ------------  -------------  ---------------  --------------   ----------
Charles W. Bradley           482,106        .22%            482,106            -0-            -0-
Hugh Charles Moore           438,255        .20             438,255            -0-            -0-
Jeffrey G. Tennyson           72,803         *               72,803            -0-            -0-
Moore Family Irrevocable
   Trust dated September
   25, 1998                   89,752         *               89,752            -0-            -0-
Bradley Family Irrevocable                                                     -0-            -0-
   Trust dated September
   25, 1998                   46,157         *               46,157            -0-            -0-
Keefe, Bruyette & Woods, Inc. 22,446         *               22,446            -0-            -0-

 *   Less than .1%.

(1) On July 31, 1999, there were 223,903,236 shares of Regions common stock outstanding.
(2) Of the total of 1,151,519 shares being offered, 538,020 shares are held of record by an escrow agent pursuant to an escrow agreement pending satisfaction of certain conditions related to the financial performance of EFC Holdings Corporation. The escrow shares may not be offered and sold by the Selling Shareholders unless and until certain conditions are satisfied for release of the shares in accordance with the escrow agreement.
(3)  Assumes that all shares being registered are sold.


     On November 30, 1998, Regions acquired all the issued and outstanding shares of common stock of EFC Holdings Corporation, a North Carolina corporation ("EFC"), pursuant to that certain Agreement and Plan of Reorganization, dated as of September 29, 1998 (the "Merger Agreement"), by and among Regions, EFC, and the Selling Shareholders (other than Keefe, Bruyette & Woods, Inc.). Each of the Selling Shareholders except Keefe, Bruyette & Woods, Inc. was a stockholder of EFC prior to the acquisition of EFC by Regions. Pursuant to the Merger Agreement, the shares of EFC common stock owned by the Selling Shareholders were converted into shares of Regions common stock. Keefe, Bruyette & Woods, Inc. acquired shares from certain of the other Selling Shareholders as compensation for investment banking services it provided to such holders in connection with the acquisition.

     Each of Charles W. Bradley, Hugh Charles Moore, and Jeffrey G. Tennyson has entered into an employment agreement with EFC. Pursuant to the respective employment agreements, EFC employs Mr. Bradley as its chief executive officer, Mr. Moore as its chief financial officer, and Mr. Tennyson as its chief operating officer. Each has different responsibilities. Otherwise, the employment agreements establish rights and obligations between EFC and each of the three individuals that are substantially the same.

     The employment agreements have terms of five years beginning November 30, 1998. The employment agreements require the employee to devote reasonable time and attention to his duties as an executive officer of EFC. Each executive is entitled under his employment agreement to participate in benefit plans and to receive fringe benefits and vacation in accordance with Regions' programs applicable to similarly situated employees of Regions and its subsidiaries. Each employment agreement provides a minimum annual base salary and provides for an incentive bonus if applicable performance goals are attained.

     Pursuant to the employment agreements, each of the individuals has agreed not to use or disclose certain confidential information of EFC and not to engage in services that are competitive with the business of EFC within the geographic area of Mecklenburg County, North Carolina for a period of five years from November 30, 1998. For this purpose competitive services are defined to consist of the business of mortgage brokerage and related services provided by EFC as of November 30, 1998, the inception date of the employment agreements.

     Regions has agreed to permit key employees of EFC who might receive shares of Regions common stock under EFC's existing equity incentive plan to use this Registration Statement to effectuate resales of such shares. However, there is no assurance that Regions shares will ever be distributable to other EFC employees under the equity incentive plan. In the event Regions shares are distributed under such plan, Regions has agreed to prepare and file with the Securities and Exchange Commission an appropriate Prospectus or Prospectus Supplement, to effectuate the resales of such shares (to the extent permitted by SEC rules and regulations) if such shares are not otherwise freely transferable under the Securities Act of 1933.

                             PLAN OF DISTRIBUTION

      The sale or distribution of all or any portion of the shares may be effected from time to time by the Selling Shareholders directly, indirectly through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis, on The NASDAQ Stock Market, in the over-the-counter market, on any national securities exchange on which shares of Regions common stock are listed or traded, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     The methods by which the shares may be sold or distributed include, without limitation, (1) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (2) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (3) exchange distributions and/or secondary distributions in accordance with the rules of The NASDAQ Stock Market,
(4) ordinary brokerage transactions and transactions in which the broker solicits purchasers, and (5) privately negotiated transactions. The Selling Shareholders may from time to time deliver all or a portion of the shares to cover a short sale or upon the exercise, settlement or closing of a call equivalent position or a put equivalent position. The shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

     At the time a particular offer is made, a Prospectus Supplement, if required, will be distributed that sets forth the name or names of agents, broker-dealers or underwriters, any commissions and other terms constituting compensation and any other required information. In effecting sales, broker-dealers engaged by the Selling Shareholders and/or the purchasers of the shares may arrange for other broker-dealers to participate. Broker-dealers will receive commissions, concessions or discounts from the Selling Shareholders and/or the purchasers of the shares in amounts to be negotiated prior to the sale. Sales will be made only through broker-dealers registered as such in a subject jurisdiction or in transactions exempt from such registration. As of the date of this Prospectus, there are no selling arrangements between the Selling Shareholders and any broker or dealer.

     In offering the shares, the Selling Shareholders and any brokers, dealers or agents who participate in a sale of the shares by the Selling Shareholders may be considered "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any profits realized by the Selling Shareholders and the compensation of any broker/dealers may be deemed to be underwriting discounts and commissions.

     Regions has filed the Registration Statement, of which this Prospectus forms a part, with respect to the sale of the shares to fulfill certain contractual obligations to the Selling Shareholders.

     Shares not sold pursuant to the Registration Statement of which this Prospectus is a part may be subject to certain restrictions under the Securities Act and could be sold, if at all, only pursuant to Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of shares which does not exceed the greater of one percent of Regions' outstanding common stock or the average weekly reported trading volume of Regions' common stock during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares by a person who is not an affiliate of Regions and who has satisfied a two-year holding period without volume limitation. Therefore, both during and after the effectiveness of the Registration Statement, sales of the shares may be made by the Selling Shareholders pursuant to Rule 144.

     Regions will not receive any of the proceeds from the sale of the shares by the Selling Shareholders. Regions will bear the costs of registering the shares under the Securities Act, including the registration fee under the Securities Act, its legal and accounting fees and any printing fees. The Selling Shareholders will bear the cost of underwriting commissions and/or discounts, if any, and selling commissions.

     Underwriters, brokers, dealers or agents may be entitled, under agreements with Regions, to indemnification against the contribution toward certain civil liabilities, including liabilities under the Securities Act in connection with the registration of the shares.

                                    EXPERTS

     The consolidated financial statements of Regions, incorporated by reference in this Registration Statement, have been audited by Ernst & Young LLP, independent auditors, for the periods indicated in their reports thereon which are included in the Annual Report to Stockholders which is incorporated by reference in its Annual Report audited by Ernst & Young LLP have been incorporated by reference in reliance on their reports given on their authority as experts in accounting and auditing.


                                 LEGAL OPINION

     The legality of the shares of common stock being offered by this Prospectus have been passed upon by Lange, Simpson, Robinson & Somerville LLP, Birmingham, Alabama. Henry E. Simpson, partner in the law firm of Lange, Simpson, Robinson & Somerville LLP, is a member of the Board of Directors of Regions. As of September 8, 1999, attorneys in the law firm of Lange, Simpson, Robinson & Somerville LLP owned an aggregate of 238,431 shares of common stock of Regions.

NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY
TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY REGIONS OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                 ------------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
WHERE YOU CAN FIND MORE INFORMATION
THE COMPANY
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
EXPERTS
LEGAL OPINION

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Regions common stock being registered. All amounts shown are estimates, except the registration fee.

     Registration Fee -- Securities and Exchange Commission        $ 3,106.28
     Accounting Fees and Expenses                                    5,000.00
     Legal Fees and Expenses                                         2,000.00
     Miscellaneous                                                     500.00
                                                                   ----------
                                                                   $10,606.28


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Article Tenth of the Certificate of Incorporation of the Registrant provides:

          "(a) The corporation shall indemnify its officers, directors, employees, and agents to the full extent permitted by the General Corporation Law of Delaware. (b) No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages, for breach of fiduciary duty as a director, except for liability
     (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
     Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit."

     Section 145 of the Delaware General Corporation law empowers the Registrant to indemnify its officers and directors under certain circumstances. The pertinent provisions of that statute read as follows:

        "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        "(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        "(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        "(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made
     (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

        "(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

        "(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

        "(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

        "(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

        "(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

        "(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        "(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

     The Registrant has purchased a directors' and officers' liability insurance contract which provides, within stated limits, reimbursement either to a director or officer whose actions in his capacity result in liability, or to the Registrant, in the event it has indemnified the director or officer. Major exclusions from coverage include libel, slander, personal profit based on inside information, illegal payments, dishonesty, accounting of securities profits in violation of Section 16(b) of the Securities Exchange Act of 1934 and acts within the scope of the Pension Reform Act of 1974.

ITEM 16.  EXHIBITS

Exhibit      Description
---------     -----------
  4.1   --     Certificate of Incorporation of Regions Financial Corporation.
  4.2   --     By-laws of Regions Financial Corporation
  5.    --     Opinion re: legality.
 23.1   --     Consent of Ernst & Young LLP.
 23.3   --     Consent of Lange, Simpson, Robinson & Somerville LLP -- included in Exhibit 5.
 24.1   --     Power of Attorney


ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represents a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; PROVIDED HOWEVER, that such undertakings set forth in (i) and (ii) above do not apply to the extent the information required to be included in a post-effective amendment is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(b) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on September 8, 1999.


                                          REGISTRANT:

                                          REGIONS FINANCIAL CORPORATION


                                        BY: /s/ Richard D. Horsley
                                            -----------------------------
                                                 Richard D. Horsley
                                             Vice Chairman of the Board and
                                              Executive Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.



      SIGNATURE                       TITLE                      DATE
---------------------------- ----------------------------  ------------------
            *
---------------------------  President and Chief Executive   September 8, 1999
Carl E. Jones, Jr.              Officer and Director
                            (principal executive officer)

/s/ Richard D. Horsley
---------------------------  Vice Chairman of the Board and  September 8, 1999
Richard D. Horsley            Executive Financial Officer
                                     and Director
                             (principal financial officer)
            *
---------------------------  Executive Vice President and    September 8, 1999
Robert P. Houston                  Comptroller
                            (principal accounting officer)


            *
---------------------------         Director                 September 8, 1999
Sheila S. Blair

            *
---------------------------         Director                 September 8, 1999
James B. Boone, Jr.

            *
---------------------------         Director                 September 8, 1999
James S.M. French

            *
---------------------------         Director                 September 8, 1999
Olin B. King

            *
---------------------------  Chairman of the Board           September 8, 1999
J. Stanley Mackin                 and Director

            *
---------------------------         Director                 September 8, 1999
Michael W. Murphy

            *
---------------------------         Director                 September 8, 1999
Henry E. Simpson

            *
---------------------------         Director                 September 8, 1999
Lee J. Styslinger, Jr.

            *
---------------------------         Director                 September 8, 1999
W. Woodrow Stewart

            *
---------------------------         Director                 September 8, 1999
John H. Watson

            *
---------------------------         Director                 September 8, 1999
Robert J. Williams

            *
---------------------------         Director                 September 8, 1999
C. Kemmons Wilson, Jr.


* By /s/ Richard D. Horsley as attorney-in-fact              September 8, 1999
     pursuant to a power of attorney.

                                 EXHIBIT INDEX

                                                                     Sequential
                                                                        Page
Exhibit     Description                                                Number
--------     -----------                                              ----------
  4.1   --     Certificate of Incorporation of Regions Financial Corporation.
  4.2   --     By-laws of Regions Financial Corporation.
  5.    --     Opinion re: legality.
 23.1   --     Consent of Ernst & Young LLP.
 23.3   --     Consent of Lange, Simpson, Robinson & Somerville LLP -- included in Exhibit 5.
 24.1   --     Power of Attorney

                                                                   Exhibit 4.1

               RESTATED CERTIFICATE OF INCORPORATION

                                OF

                   REGIONS FINANCIAL CORPORATION


     FIRST.  The name of the corporation is Regions Financial Corporation.

     SECOND. The address of its registered office in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, Wilmington Delaware in New Castle County. The name of the registered agent at such address is The Corporation Trust Company. The principal office of the corporation shall be in the State of Alabama and shall be located in the City of Birmingham, County of Jefferson. Directors' meetings (unless from time to time specifically otherwise ordered by the Board of Directors) and appropriate corporate functions shall be held in Birmingham. The chief executive officer may, for his convenience, in discharging his duties, locate at whatever place he deems desirable the necessary secretariat and personal assistants for the efficient operation of his office. The corporation may have such other offices, either within or without the State of Alabama, as the Board of Directors may designate or as the business of the corporation may require from time to time. Specialized personnel, such as auditors, examiners, public relation officers, etc., shall be located in such cities as the Directors may from time to time order.

     THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware. Without limiting in any manner the scope and generality of the foregoing, the corporation shall have the following purposes and powers:

     (1) To engage generally in the business of owning stock in other corporations which are engaged in the business of banking in all its branches and to transact and do all matters and things incidental thereto or which may at any time hereafter or at any place where the company shall carry on the business, be usual in connection with the business of banking or dealing in money or securities.

     (2) To acquire by purchase, subscription or otherwise, and to receive, hold, own guarantee, sell, assign, exchange, transfer, mortgage, pledge, or otherwise dispose of or deal in and with any and all securities, as such term is hereinafter defined, issued or created by any corporation, firm organization, association or other entity, public or private, whether formed under the laws of the United States of America or of any state, commonwealth, territory, dependency or possession thereof, or of any foreign country or of any political subdivision, territory, dependency, possession or municipality thereof, or issued or created by the United States of America or any state or commonwealth thereof or any foreign country, or by any agency, subdivision, territory, dependency, possession or municipality of any of the foregoing, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon.

     The term "securities" as used in this Certificate of Incorporation shall mean any and all notes, stocks, treasury stocks, bonds, debentures, evidences of indebtedness, certificates of interest of participation in any profit-sharing agreement, collateral- trust certificates, pre-organization certificates or subscriptions, transferable shares, investment contracts, voting trust certificates, certificates of deposit for a security, fractional undivided interests in oil, gas or other mineral rights, or, in general, any interests or instruments commonly known as "securities," or any and all certificates of interest or participation in, temporary or interim certificates for, receipts for, guaranties of, or warrants or rights to subscribe to or purchase, any of the foregoing.

     (3) To make, establish and maintain investments in securities, and to supervise and manage such investments.

     (4) To cause to be organized under the laws of the United States of America or of any state, commonwealth, territory, dependency or possession thereof, or of any foreign country or of any political subdivision, territory, dependency, possession or municipality thereof, one or more corporations, firms, organizations, associations or other entities and to cause the same to be dissolved, wound up, liquidated, merges or consolidated.

     (5) To acquire by purchase or exchange, or by transfer to or by merger or consolidation with the corporation or any corporation, firm, organization, association or other entity owned or controlled, directly or indirectly, by the corporation, or to otherwise acquire, the whole or any part of the business, good will, rights, or other assets of any corporation, firm, organization, association or other entity, and to undertake or assume in connection therewith the whole or any part of the liabilities and obligations thereof, to effect any such acquisition in whole or in part by delivery of cash or other property, including securities issued by the corporation, or by any other lawful means.

     (6) To make loans and give other forms of credit, with or without security, and to negotiate and made contracts and agreements in connection therewith.

     (7) To aid by loan, subsidy, guaranty or in any other lawful manner any corporation, firm, organization, association or other entity of which any securities are in any manner directly or indirectly held by the corporation or in which the corporation or any such corporation, firm, organization, association or entity may be or become otherwise interested; to guarantee the payment of dividends on any stock issued by any such corporation, firm, organization, association or entity; to guarantee or, with or without recourse against any such corporation, firm, organization, association or entity, to assume the payment of the principal of, or the interest on, any obligations issues or incurred by such corporation, firm, organization, association or entity; to do any and all other acts and things for the enhancement, protection or preservation of any securities which are in any manner, directly or indirectly, held, guaranteed or assumed by the corporation, and to do any and all acts and things designed to accomplish any such purpose.

     (8) To borrow money for any business, object or purpose of the corporation from time to time, without limit as to amount; to issue any kind of indebtedness, whether or not in connection with borrowing money, including evidences of indebtedness convertible into stock of the corporation, to secure the payment of any evidence of indebtedness by the creation of any interest in any of the property or rights of the corporation, whether at that time owned or thereafter acquired.

     (9) To render service, assistance, counsel and advice to, and to act as representative or agent in any capacity (whether managing, operating, financial, purchasing, selling, advertising or otherwise) of, any corporation, firm, organization, association or other entity.

     The purposes and powers specified in the foregoing paragraphs shall, except where otherwise expressed, be in no wise limited or restricted by reference to, or inference from the terms of any other paragraph in this Certificate of Incorporation, but the purposes and powers specified in each of the foregoing paragraphs of this Article shall be regarded as independent purposes and powers.

     The corporation shall possess and may exercise all powers and privileges necessary or convenient to effect any or all of the foregoing purposes, or to further any or all of the foregoing powers, and the enumeration herein of any specific purposes or powers shall not be held to limit or restrict in any manner exercise by the corporation of the general powers now or hereafter conferred by the laws of the State of Delaware upon corporations formed under the General Corporation Law of Delaware.

     FOURTH. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Five Hundred Five Million (505,000,000) of which Five Hundred Million (500,000,000) shares are to be common stock (hereinafter called the "Common Stock"), of a par value of sixty-two and one half cents ($.625) each, and Five Million (5,000,000) shares are to be Preferred Stock (hereinafter called the "Preferred Stock") of the par value of one dollar ($1) each.

     (1) Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock, for such consideration and on such terms as it may determine, as Preferred Stock of one or more series and in connection with the creation of any such series to fix by the resolution or resolutions providing for the issue of shares thereof the designation, powers and relative participating, optional, or other special rights of such series, and the qualifications, limitations, or restrictions thereof. Such authority of the Board of Directors with respect to each such series shall include, but not be limited to, the determination of the following:

          (a) the distinctive designation of, and the number of shares comprising, such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

          (b) the dividend rate or amount for such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or any other series of any class or classes of stock, and whether such dividends shall be cumulative, and if so, from which date or dates for such series;

          (c) whether or not the shares of such series shall be subject to redemption by the Corporation and the time, prices, and other terms and conditions of such redemption;

          (d) whether or not the shares of such series shall be subject to the operation of a sinking fund or purchase fund to be applied to the redemption or purchase of such shares and if such a fund be established, the amount thereof and the terms and provisions relative to the application thereof;

          (e) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes, or of any other series of any class or classes, of stock of the Corporation and if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

          (f) whether or not the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if they are to have such additional voting rights, the extent thereof, provided that the holders of shares of the Preferred Stock will not be entitled to more than the lesser of: (i) one vote per $100 liquidation value or (ii) one vote per share, when voting as a class with the holders of the shares of Common Stock, and will not be entitled to vote separately as a class except where the Preferred Stock is adversely affected or for the election of directors after default in the payment of dividends on Preferred Stock;

          (g) the rights of the shares of such series in the event of any liquidation, dissolution, or winding up of the Corporation or upon any distribution of its assets; and

          (h) any other powers, preferences, and relative, participating, optional, or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, to the full extent now or hereafter permitted by law and not inconsistent with the provisions hereof.

     (2) Authority is hereby expressly granted to the Board of Directors from time to time to issue any authorized but unissued shares of Common Stock for such consideration and on such terms as it may determine.

     (3) All shares of any one series of Preferred Stock shall be identical in all respects except as to the dates from which dividends thereon may be cumulative. All series of the Preferred Stock shall rank equally and be identical in all respects except as otherwise provided in the resolution or resolutions providing for the issue of any series of Preferred Stock.

     (4) Whenever dividends upon the Preferred Stock at the time outstanding, to the extent of the preference to which such stock is entitled, shall have been paid in full or declared and set apart for payment for all past dividend periods, and after the provisions for any sinking or purchase fund or funds for any series of Preferred Stock shall have been complied with, the Board of Directors may declare and pay dividends on the Common Stock, payable in cash, stock or otherwise, and the holders of shares of Preferred Stock shall not be entitled to share therein, subject to the provisions of the resolution or resolutions creating any series of Preferred Stock.

     (5) In the event of any liquidation, dissolution, or winding up of the Corporation or upon the distribution of the assets of the Corporation or upon the distribution of the assets of the Corporation remaining, after the payment to the holders of the Preferred Stock of the full preferential amounts to which they shall be entitled as provided in the resolution or resolutions creating any series thereof, the remaining assets of the Corporation shall be divided and distributed among the holders of the Common Stock ratably, except as may otherwise be provided in any such resolution or resolutions. Neither the merger or consolidation of the Corporation with another corporation nor the sale or lease of all or substantially all the assets of the Corporation shall be deemed to be a liquidation, dissolution, or winding up of the Corporation or a distribution of its assets.

     (6) Except as otherwise required by law or provided by a resolution or resolutions of the Board of Directors creating any series of Preferred Stock, the holders of Common Stock shall have the exclusive power to vote and shall have one vote in respect of each share of such stock held by them and the holders of Preferred Stock shall have no voting power whatsoever. Except as otherwise provided in such a resolution or resolutions, the number of authorized shares of the Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote.

     (7) No holder of Preferred Stock or Common Stock of the Corporation shall have any preemptive right as such holder (other than such right, if any, as the Board of Directors in its discretion may by resolution, determine pursuant to this Article Fourth) to purchase, subscribe for or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities convertible into or exchangeable for any such shares, or any warrants or any instruments evidencing rights or options to subscribe for, purchase or otherwise acquire any such shares, whether such shares, securities, warrants or other instruments are now, or shall hereafter be, authorized, unissued or issued and thereafter acquired by the Corporation.

     FIFTH.  The name and mailing address of each incorporator is as follows:

              NAME                   MAILING ADDRESS
             ----                   ---------------
    Sibyl A. Garrett        P.O. Box 668, Montgomery, Alabama
    ----------------                  ---------------------------------
    Linda V. Neill          P.O. Box 668, Montgomery, Alabama
    --------------                    ---------------------------------
    Mary E. Lee             P.O. Box 668, Montgomery, Alabama
    -----------                       ---------------------------------

     SIXTH.  The corporation is to have perpetual existence.

     SEVENTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized.

     (1)  To make, alter or repeal the by-laws of the corporation.

     (2) To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

     (3) To declare such lawful dividends, either in cash or stock of the corporation, as in its discretion it may deem advisable.

     (4) To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purposes and to abolish any such reserve in the manner in which it was created.

     (5) To fix the number of Directors which shall constitute the whole Board, subject to the following:

          (a) The number of Directors constituting the entire Board shall be fixed from time to time by vote of a majority of the entire Board, provided, however, that the number of Directors shall not be reduced so as to shorten the term of an Director at the time in office, and provided further, that the number of Directors constituting the entire Board shall be 21 until otherwise fixed by a majority of the entire Board, and shall not be less than three. Each Director shall be the record owner of one or more shares of common stock of the corporation.

          (b) The Board of Directors shall be divided into three classes, as nearly equal in numbers as the then total number of Directors constituting the entire Board permits with the term of office of one class expiring each year.
At the annual meeting of stockholders in 1982, Directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, Directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and Directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. Any vacancies in the Board of Directors for any reason, and any created directorships resulting from any increase in the number of Directors may be filled by the Board of Directors, acting by a majority of the Directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such Directors shall have been chosen and until their successors shall be elected and qualified. No decrease in the number of Directors shall shorten the term of any incumbent Director. Subject to the foregoing, at each annual meeting of stockholders the successors to the class of Directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

          (c) Notwithstanding any other provisions of this certificate of incorporation or the by-laws of the corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this certificate of incorporation or the by-laws of the corporation), any Director or the entire Board of Directors of the corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of 75% or more of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose.

          (d) Nominations for the election of Directors may be made by the Board of Directors or by any stockholder entitled to vote for the election of Directors. Such nominations shall be made by notice in writing, delivered or mailed by first class United States Mail, postage prepaid, to the Secretary of the corporation not less than 14 days nor more than 50 days prior to any meeting of the stockholders called for the election of Directors; provided, however, that if less than 21 days' notice of the meeting is given to stockholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary of the corporation not later than the close of the seventh day following the day on which notice of the meeting was mailed to stockholders. Notice of nominations which are proposed by the Board of Directors shall be given by the Chairman on behalf of the Board.

          (e) Each notice under subsection (d) shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee and (iii) the number of shares of stock of the corporation beneficially owned by each such nominee.

          (f) The Chairman of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

     (6) By a majority of the whole Board, to designate one or more committees, each committee to consist of two or more of the Directors of the corporation. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member or any meeting of the committee. Any such committee, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; provided, however, the by-laws may provide that in the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

     (7) (a) Except as set forth in Clause (d) of this paragraph (7) of Article Seventh the affirmative vote of the holders of at lease 75% of the outstanding shares of the corporation entitled to vote in election of Directors shall be required to effect or validate:

               (1) any merger or consolidation with or into any other corporation, or

               (2) any sale or lease of all or a substantial part of the assets of the corporation to any other corporation, person or other entity, if as of the record date for determination of stockholders entitled to notice thereof and to vote thereon, such other corporation, person or entity which is party to such a transaction is the beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of the corporation entitled to vote in elections of directors. Such affirmative vote shall be in addition to any vote of the holders of the shares of the corporation otherwise required by law, this certificate of incorporation or any agreement between the corporation and any national securities exchange.

          (b) For purpose of this paragraph (7) any corporation, person or other entity shall be deemed to be the beneficial owner of any shares of the corporation:

               (1)  which it owns directly, whether not of record, or

               (2) which it has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion rights, warrants or options or otherwise, or

               (3) which are beneficially owned, directly or indirectly (including shares deemed to be owned through application of clause (2) above), by an "affiliate" or "associate" as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on May 1, 1977, or

               (4) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (2) above), by any other corporation, person or entity with which it or its "affiliate" or "associate" has any agreement or arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of the corporation. For the purpose of determining whether a corporation, person or entity is the beneficial owner of one or more of the outstanding shares of the corporation, the outstanding shares of the corporation shall include shares not in fact outstanding but deemed owned through the application of clauses (b)(2), (3) and
(4) above, but shall not include any other shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants or options or otherwise.

          (c) The Board of Directors shall have the power and duty to determine for the purposes of this paragraph (7), on the basis of information known to the corporation whether:

               (1) such other corporation or other entity beneficially owns more than 5% of the outstanding shares of the corporation entitled to vote in elections of Directors;

               (2) a corporation, person, or entity is an "affiliate" or "associate" (as defined in paragraph (b) above) of another;

               (3) the memorandum of understanding referred to in clause (d) below is substantially consistent with the transaction covered thereby.

          Any such determination shall be conclusive and binding for all purposes of this paragraph (7).

          (d)  The provisions of this paragraph (7) shall not apply to:

               (1) any merger or similar transaction with any corporation if the Board of Directors of the corporations has approved a memorandum of understanding with such other corporation with respect to such transaction prior to the time that such other corporation shall have become the beneficial owner of more than 5% of the outstanding shares of the corporation entitled to vote in elections of Directors; or after such acquisition of 5% of the outstanding shares, if 75% or more of the entire Board of Directors approve such transaction prior to its consummation; or

               (2) any merger or consolidation of the corporation with, or any sale or lease to the corporation or any subsidiary thereof of any assets of, or any sale or lease by the corporation or any subsidiary thereof of any of its assets to, any corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in election of Directors is owned of record or beneficially by the corporation and its subsidiaries.

     EIGHTH. Directors of Subsidiaries. The nomination and election of Directors of each corporation which is or may in the future be a subsidiary of the corporation shall be conducted in the manner prescribed in the charter or by-laws of said subsidiary corporation.

     NINTH. No action required to be taken or which may be taken at any annual or special meeting of stockholders of the corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

     TENTH. (1) The corporation shall indemnify its officers directors, employees and agents to the full extent permitted by the General Corporation Law of Delaware.

            (2) No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages, for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

     ELEVENTH. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on this application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said application has been made, be binding on all the creditors or class or creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

     TWELFTH. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the corporation. Special meetings of the stockholders may be called at any time by the Chief Executive Officer, Secretary or Board of Directors of the corporation.

     THIRTEENTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     As provided in Article Seventh, paragraph (1), the Board of Directors is expressly authorized to make, alter or repeal by- laws of the corporation by a vote of a majority of the entire Board; and the stockholders may make, alter or repeal any by-laws whether or not adopted by them, provided however, that any such additional by-laws, alterations or repeal may be adopted only by the affirmative vote of the holders of 75% or more of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of Directors (considered for this purpose as one class) at a meeting of stockholders called for such purpose.

     Notwithstanding any other provision of this certificate of incorporation or the by-laws of the corporation (and in addition to any other vote that may be required by law, this certificate of incorporation or the by-laws), the affirmative vote of the holders of at least 75% of the outstanding shares of the capital stock of the corporation entitled to vote generally in the election of Directors (considered for this purpose as one class) shall be required to amend, alter or repeal any provision of Article Fourth; Article Seventh paragraph (5); Article Seventh paragraph (7); Article Ninth; Article Twelfth; or Article Thirteenth of the certificate of incorporation.

                                                                   Exhibit 4.2



                                     BY-LAWS
                                       OF
                          REGIONS FINANCIAL CORPORATION

                              ---------------------

                               ARTICLE I. OFFICES

Section 1.  Registered Office:

         The registered office shall be established and maintained at the office of the Corporation Trust Company, in the City of Wilmington, in the County of New Castle, in the State of Delaware, and said corporation shall be the registered agent of this Corporation in charge thereof.

Section 2.  Other Offices:

         The Corporation may have other offices, either within or without the State of Delaware, at such place or places as the Board of Directors may from time to time appoint or the business of the Corporation may require. The principal place of business of the Corporation shall be in Birmingham, Alabama.

                      ARTICLE II. MEETINGS OF STOCKHOLDERS

Section 1.  Annual Meetings:

         Annual meetings of stockholders for the election of Directors and for such other business as may be stated in the notice of the meeting, shall be held at such place, either within or without the State of Delaware, and at such time and date as the Board of Directors, by resolution, shall determine and as set forth in the notice of the meeting. In the event the Board of Directors fails to so determine the time, date and place of meeting, the annual meeting of stockholders shall be held at the principal executive offices of the Corporation in Alabama on the third Wednesday of May.

         If the date of the annual meeting shall fall upon a legal holiday, the meeting shall be held on the next succeeding business day. At each annual meeting, the stockholders entitled to vote shall elect Directors, and they may transact such other corporate business as may properly come before the meeting.

Section 2.  Other Meetings:

         Meetings of stockholders for any purpose other than the election of Directors may be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting.

Section 3.  Voting:

         Each stockholder entitled to vote in accordance with the terms of the Certificate of Incorporation and in accordance with the provisions of these By-Laws shall be entitled to one vote, in person or by proxy, for each share of stock entitled to vote held by such stockholder, but no proxy shall be voted after eleven (11) months from its date unless such proxy provides for a longer period. Such proxy shall be filed with the secretary of the Corporation before or at the time of the meeting. All elections for Directors shall be decided by a plurality vote; all other questions shall be decided by a majority vote except as otherwise provided by the Certificate of Incorporation or the laws of the State of Delaware.

         The vote of a majority of the shares voted on any matter at a meeting of shareholders at which a quorum is present shall be the act of the shareholders on that matter, except as otherwise provided by the Certificate of Incorporation or the laws of the State of Delaware. Voting on all matters shall be by voice vote or by a show of hands unless the holders of ten percent (10%) of the shares represented at the meeting shall, prior to the voting on any matter, demand a ballot vote on that particular matter. Without limiting the foregoing, more specifically provided in Article VII, paragraph 7 of the Certificate of Incorporation of this Corporation, (1) any merger or consolidation with or into any other corporation, or (2) any sale or lease of all or a substantial part of the assets of the Corporation to any other corporation, person or entity, must be approved by the affirmative vote of the holders of at least 75% of the outstanding shares of the Corporation entitled to vote, provided, however, that approval by 75% of the outstanding shares shall not be required if any proposed merger, consolidation, or similar transaction shall have been previously approved by the affirmative vote of at least 75% of the entire Board of Directors; or if any proposed merger, consolidation or sale or lease of the assets of the Corporation is with a corporation, the majority of the outstanding stock of which is owned by this Corporation.

         A complete list of the stockholders entitled to vote at the ensuing election, arranged in alphabetical order, with the address of each, and the number of shares held by each, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified at the notice of the meeting, or if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 4.  Quorum:

         A majority of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at meetings of stockholders. In determining whether a quorum is present, shares held by a subsidiary corporation owned by this Corporation, and treasury shares, shall not be counted. If less than a majority of the outstanding shares are represented, a majority of the shares so represented may adjourn the meeting from time to time without further notice, but until a quorum is secured no other business may be transacted. The shareholders present at a duly organized meeting may continue to transact business until an adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum. At any duly organized meeting, a vote of a majority of the stock represented thereat shall decide any question brought before the meeting.

Section 5.  No Shareholder Action by Consent:

         No action required to be taken at a meeting of stockholders may be taken without a meeting. The stockholders shall not have the power to consent in writing, without a meeting, to the taking of any such action.

Section 6.  Special Meetings:

         Special meetings of the stockholders for any purpose or purposes may be called by the Chief Executive Officer, the President, the Secretary, or by resolution of the Directors.

Section 7.  Notice of Meetings:

         Written notice, stating the place, date and time of the meeting, and the general nature of the business to be considered, shall be given to each stockholder entitled to vote thereat at his address as it appears on the records of the Corporation, not less than ten nor more than fifty days before the date of the meeting. No business other than that stated in the notice shall be transacted at any meeting without the unanimous consent of all the stockholders entitled to vote thereat.

Section 8.  Notice of Stockholder Business and Nominations:

         (A) Annual Meetings of Stockholders. (1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation's notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this By-Law, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this By-Law.

                  (2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph
(A)(1) of this By-Law, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must be a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a Director all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made
(i) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner and (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

                  (3) Notwithstanding anything in the second sentence of paragraph (A)(2) of this By-Law to the contrary, in the event that the number of Directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors made by the Corporation at least 100 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

         (B) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which Directors are to be elected pursuant to the Corporation's notice of meeting (a) by or at the direction of the Board of Directors or (b) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this By-Law, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more Directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation's notice of meeting, if the stockholder's notice required by paragraph (A)(2) of this By-Law shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder's notice as described above.

         (C) General. (1) Only such persons who are nominated in accordance with the procedures set forth in this By-Law shall be eligible to serve as Directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. Except as otherwise provided by Delaware law, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal or nomination shall be disregarded.


                  (2) For purposes of this By-Law, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

                  (3) Notwithstanding the foregoing provisions of this By-Law, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights of (i) stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or
(ii) the holders of any series of Preferred Stock to elect Directors under specified circumstances.

                             ARTICLE III. DIRECTORS

Section 1.  Number and Term:

         The number of Directors which shall constitute the whole Board shall be fixed, from time to time, by resolutions adopted by the Board of Directors, but shall not be less than three persons. The Directors shall be of three classes, so that approximately one-third in number of the Directors shall be elected at each annual meeting of stockholders and, except as hereinafter provided, each Director shall hold office for three years, or until his successor is elected and qualified, or until his earlier retirement, death, resignation or removal. Directors need not be residents of Delaware.

Section 2.  Resignations:

         Any Director or other officer may resign at any time. Such resignation shall be made in writing, and shall take effect at the time of its receipt by the Chief Executive Officer, the President, or the Secretary or at such other time as may be specified therein. The acceptance of a resignation shall not be necessary to make it effective.

Section 3.  Vacancies:

         If the office of any Director or other officer becomes vacant, the remaining Directors in office, though less than a quorum, by a majority vote, may appoint any qualified person to fill such vacancy, who shall hold office for the unexpired term and until his successor shall be duly chosen.

Section 4.  Removal:

         Except as hereinafter provided, any Director or Directors may be removed either for or without cause at any time by the affirmative vote of the holders of a majority of all the shares of stock outstanding and entitled to vote, at a special meeting of the stockholders called for that purpose and the vacancies thus created may be filled, at the meeting held for the purpose of removal, by the affirmative vote of holders of a majority of all the shares of stock outstanding and entitled to vote.

Section 5.  Powers:

         The Board of Directors shall exercise all the powers of the Corporation except such as are by law, or by the Certificate of Incorporation of the Corporation or by these By-Laws conferred upon or reserved to the stockholders.

Section 6.  Meetings:

         A regular meeting of the Board of Directors shall be held immediately before or after the Annual Meeting of Stockholders. Additional meetings of the Directors may be held without notice at such places and times as shall be determined from time to time by resolution of the Directors.

         Special meetings of the Board of Directors may be called by the Chief Executive Officer, the President, or by the Secretary on the written request of a majority of the Board of Directors on at least two days' notice to each Director and shall be held at such place or places as may be determined by the Directors, or as shall be stated in the call of the meeting.

         Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 7. Quorum:

         A majority of the Directors shall constitute a quorum for the transaction of business. If at any meeting of the Board of Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at the meeting which shall be so adjourned.

Section 8.  Compensation:

         Directors shall not receive any stated salary for their services as Directors or as members of committees, except that by resolution of the Board of Directors, retainer fees, meeting fees, and expenses of attendance at meetings may be authorized. Nothing herein contained shall be construed to preclude any Director from serving the Corporation in any other capacity as an officer, agent or otherwise, and receiving compensation therefor.

Section 9.  Action Without Meeting:

         Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof, may be taken without a meeting, if prior to such action a written consent thereto is signed by all members of the Board of Directors, or of such committee as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or committee.

                              ARTICLE IV. OFFICERS

Section 1.  Officers:

         The officers of the Corporation shall be a President, such Vice-Presidents as shall from time to time be deemed necessary, a Secretary, a Comptroller, and such other officers as may be deemed appropriate. A Chairman of the Board may also be elected. All such officers shall be elected by the Board of Directors and shall hold office until their successors are elected and qualified. None of the officers of the Corporation need be Directors. More than one office may be held by the same person.

Section 2.  Chairman of the Board:

         In the event that there is a Chairman of the Board, he shall preside at all meetings of the Board of Directors and stockholders. He shall have and perform such duties as usually devolve upon his office and such other duties as are prescribed by the By-Laws and by the Board of Directors.

Section 3.  Chief Executive Officer:

         The Chairman of the Board or the President, as may be designated by the Board of Directors, shall serve as the chief executive officer of the Corporation. Subject to the control of the Board of Directors, he shall be vested with authority to act for the Corporation, and shall have general and active management of the business of the Corporation and such other general powers and duties of supervision and management as usually devolve upon such office and as may be prescribed from time to time by the Board of Directors.

Section 4.  Vice-Chairman:

         In the event there is a Vice-Chairman of the Board, he shall preside at all meetings of the Board of Directors in the absence of the Chairman. He shall have and perform such duties as are prescribed from time to time by the Board of Directors.

Section 5.  President:

         The President shall be the chief operating officer of the Corporation and shall perform such duties as usually devolve upon his office and such other duties as are prescribed by the By-Laws, by the Board of Directors, and by the Chairman. In the absence or inability to act of the Chairman of the Board, the President shall have and exercise all the powers and duties of such office. If the Chairman of the Board, the Vice-Chairman of the Board, or the President is absent from any meeting of the Board of Directors or shareholders where either was to have presided, the other Directors shall elect one of their number to preside at the meeting.

Section 6.  Vice Presidents:

         The Vice Presidents shall perform such duties as may be assigned to them from time to time by the By-Laws, the Board of Directors, the Chairman of the Board, or the President.

Section 7.  Comptroller:

         The Comptroller shall have custody of all funds of the Corporation. He shall have and perform such duties as are incident to the office of Comptroller and such other duties as may from time to time be assigned to him by the Board of Directors, the Chairman, or the President.

Section 8.  Secretary:

         The Secretary shall keep minutes of all meetings of the stockholders and the Board of Directors unless otherwise directed by those bodies. He shall have custody of the corporate seal, and the Secretary or any Assistant Secretary shall affix the same to all instruments or papers requiring the seal of the Corporation. The Secretary, or in his absence, any Assistant Secretary, shall attend to the giving and serving of all notices of the Corporation. He shall perform all the duties incident to the office of Secretary, subject to the control of the Board of Directors, and shall do and perform such other duties as may from time to time be assigned by the Board of Directors, the Chairman, or the President.

Section 9.  Other Officers and Agents:

         The Board of Directors may appoint such other officers and agents as it may deem advisable, who shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

Section 10.  Election and Term:

         The officers of the Corporation shall be elected annually by the Board of Directors. Each officer shall hold office at the pleasure of the Board of Directors until his death, resignation, retirement, or removal.

                            ARTICLE V. MISCELLANEOUS

Section 1.  Certificates of Stock:

         A certificate of stock or certificates of stock, signed by the Chairman of the Board, the President or Vice-President, the Comptroller or an Assistant Comptroller, or the Secretary or an Assistant Secretary, shall be adopted by the Board of Directors and shall be issued to each stockholder certifying the number of shares owned by him in the Corporation. Any or all of the signatures may be facsimiles.

Section 2.  Lost Certificates:

         The Board of Directors may order a new certificate or certificates of stock to be issued in the place of any certificate or certificates of the Corporation alleged to have been lost or destroyed, but in every such case the owner of the lost certificate or certificates shall first cause to be given to the Corporation or its authorized agent a bond in such sum as said Board may direct, as indemnity against any loss that the Corporation may incur by reason of such replacement of the lost certificate or certificates; but the Board of Directors may, at their discretion refuse to replace any lost certificate of stock save upon the order of some court having jurisdiction in such matter and may cause such legend to be inscribed on the new certificate or certificates as in the Board's discretion may be necessary to prevent loss to the Corporation.

Section 3.  Transfer of Shares:

         The shares of stock of the Corporation shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives, and upon such transfer the old certificates shall be surrendered to the Corporation by the delivery thereof to the person in charge of the stock and transfer books, and ledgers, or to the authorized agent of the Corporation, by whom they shall be canceled, and new certificates shall thereupon be issued. A record shall be made of each transfer and whenever a transfer shall be made for collateral security, and not absolutely, it shall be expressed in the entry of the transfer.

         The Corporation may decline to register on its stock books transfers of stock standing in the name of infants, unless (a) the law of the state of which the infant is a resident relieves the Corporation of all liability therefor in case the infant or anyone acting for him thereafter elects to rescind such transfer, or (b) a court having jurisdiction of the infant and the subject matter enters a valid decree authorizing such transfer.

Section 4.  Fractional Shares:

         No fractional part of a share of stock shall ever be issued by this Corporation.

Section 5.  Stockholders Record Date:

         In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 6.  Dividends:

         Subject to the provisions of the Certificate of Incorporation, the Board of Directors may, out of funds legally available therefore at any regular or special meeting, declare dividends upon the capital stock of the Corporation as and when they deem expedient. Before declaring any dividend there may be set apart out of any fund of the Corporation available for dividends, such sum or sums as the Directors from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the Directors shall deem conducive to the interests of the Corporation.

         The Corporation may decline to pay cash dividends to infant stockholders except where full and valid release may be granted by the infant or under a decree of court of competent jurisdiction.

Section 7.  Seal:

         The corporate seal shall consist of two concentric circles between which shall be "REGIONS FINANCIAL CORPORATION DELAWARE" with a representation of the Corporate Logogram in the center.

Section 8.  Fiscal Year:

         The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.

Section 9.  Checks:

         All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, agent or agents of the Corporation, and in such manner as shall be determined from time to time by resolution of the Board of Directors.

Section 10.  Notice and Waiver of Notice:

         Whenever any notice is required by these By-Laws to be given, personal notice is not meant unless expressly so stated, and any notice so required shall be deemed to be sufficient if given by depositing the same in the United States mail, postage prepaid, addressed to the person entitled thereto at his address as it appears on the records of the Corporation, and such notice shall be deemed to have been given on the date of such mailing. Stockholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by statute.

         Whenever any notice whatever is required to be given under the provisions of any law, or under the provisions of the Certificate of Incorporation of the Corporation or these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

Section 11. Indemnification of Officers, Directors, Employees, Agents and Fiduciaries; Insurance:

(A) The Corporation may indemnify, in accordance with and to the full extent permitted by the laws of the State of Delaware as in effect at the time of the adoption of these By-Laws or as such laws may be amended from time to time, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Director, Advisory Director, officer, employee, agent or fiduciary of the Corporation or any constituent corporation absorbed in a consolidation or merger, or serves as such with another corporation, or with a partnership, joint venture, trust or other enterprise at the request of the Corporation or any such constituent corporation.

(B) The indemnification provided by this Section shall not be deemed exclusive of and shall be in addition to any other rights (whether created prior or subsequent to the adoption of these By-Laws) to which those indemnified may be entitled under any statute, rule of law, articles of incorporation, by-law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in their official capacity and as to action in another capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, employee or agent of the Corporation, and shall inure to the benefit of the heirs, executors and administrators of such a person.

(C) By action of the Board of Directors notwithstanding any interest of the Directors in such action, the Corporation may purchase and maintain insurance in such amounts as the Board of Directors deems appropriate on behalf of any person who is or was a Director, officer, employee, agent or fiduciary of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation shall have the power to indemnify him against such liability under the provisions of this Section.

                             ARTICLE VI. AMENDMENTS

         These By-Laws may be amended, altered or repealed and By-Laws may be adopted at any annual meeting of the stockholders, or at any special meeting thereof if notice of the proposed alteration or repeal or By-Law or By-Laws to be adopted is contained in the notice of such special meeting, by the affirmative vote of seventy-five percent (75%) of the stock issued and outstanding and entitled to vote thereat, or by the affirmative vote of a majority of the Board of Directors, at any regular meeting of the Board of Directors, or at a special meeting of the Board of Directors, if notice of the proposed alteration or repeal, or By-Law or By-Laws to be adopted, is contained in the notice of such special meeting.

                                                                       EXHIBIT 5

           [Letterhead of Lange, Simpson, Robinson & Somerville LLP]

                                September 8, 1999


Regions Financial Corporation
417 North 20th Street
Birmingham, Alabama 35203

          Re:  Regions Financial Corporation
               S-3 Registration Statement


Ladies and Gentlemen:

     As counsel for Regions Financial Corporation ("Regions"), we furnish this opinion in connection with the Agreement and Plan of Reorganization, dated as of September 29, 1998 by and among Regions Financial Corporation, EFC Holdings Corporation, Charles W. Bradley, Hugh Charles Moore, Jeffrey G. Tennyson, Bradley Family Irrevocable Trust Dated September 25, 1998, and Moore Family Irrevocable Trust Dated September 25, 1998 (the "Agreement"), and the related Plan of Merger, and in connection with the Registration Statement of Regions pertaining to the shares of Regions common stock issued in the merger contemplated thereby.

     We have examined and are familiar with the registration statement on Form S-3 filed with the Securities and Exchange Commission, as such registration statement has been amended to date. We have examined and are familiar with the records relating to the organization of Regions and the documents and records as we have deemed relevant for purposes of rendering this opinion.

     Based on the foregoing, it is our opinion that the shares of the $.625 par value common stock of Regions issued to the stockholders of EFC pursuant to the Agreement and the merger have been duly and validly authorized for issuance and are duly and validly issued, fully paid and non-assessable, free of any preemptive or other similar rights.

     We hereby consent to the filing of this opinion as an exhibit to the registration statement and to the reference to Lange, Simpson, Robinson & Somerville LLP under the caption "Opinions" in the prospectus forming a part of the registration statement.

                                    Very truly yours,

                      /s/ Lange, Simpson, Robinson & Somerville LLP

                                                                   EXHIBIT 23.1


CONSENT OF ERNST & YOUNG LLP

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Regions Financial Corporation for the registration of 301,929 shares of its common stock and to the incorporation by reference therein of our report dated March 11, 1999 with respect to the consolidated financial statements of Regions Financial Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Birmingham, Alabama
September 8, 1999

                                                                   Exhibit 24.1

                         REGIONS FINANCIAL CORPORATION

                              POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that the undersigned directors and officers of REGIONS FINANCIAL CORPORATION (the "Corporation") hereby constitute and appoint Richard D. Horsley and Samuel E. Upchurch, Jr., and each of them, the true and lawful agent and attorney-in-fact of the undersigned, with full power of substitution and resubstituion, and with full power and authority in said agents and attorneys-in-fact, and in any one of them, to sign for the undersigned and in their respective names as directors and officers of the Corporation, one or more Registration Statements to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of additional shares issued in connection with the acquisition of EFC Holdings Corporation and to sign any and all amendments to such Registration Statements.




      SIGNATURE                       TITLE                         DATE
-------------------------  -----------------------------     -----------------
/s/ Carl E. Jones, Jr.
---------------------------  President and Chief Executive        July 21, 1999
Carl E. Jones, Jr.              Officer and Director
                            (principal executive officer)

/s/ Richard D. Horsley
---------------------------  Vice Chairman of the Board and       July 21, 1999
Richard D. Horsley            Executive Financial Officer
                                     and Director
                             (principal financial officer)
/s/ Robert P. Houston
---------------------------  Executive Vice President and         July 21, 1999
Robert P. Houston                  Comptroller
                            (principal accounting officer)


/s/ Sheila S. Blair
---------------------------         Director                      July 21, 1999
Sheila S. Blair

/s/ James B. Boone, Jr.
---------------------------         Director                      July 21, 1999
James B. Boone, Jr.

/s/ James S.M. French
---------------------------         Director                      July 21, 1999
James S.M. French

/s/ Olin B. King
---------------------------         Director                      July 21, 1999
Olin B. King

/s/ J. Stanley Mackin
---------------------------  Chairman of the Board                July 21, 1999
J. Stanley Mackin                 and Director

/s/ Michael W. Murphy
---------------------------         Director                      July 21, 1999
Michael W. Murphy

/s/ Henry E. Simpson
---------------------------         Director                      July 21, 1999
Henry E. Simpson

/s/ Lee J. Styslinger, Jr.
---------------------------         Director                      July 21, 1999
Lee J. Styslinger, Jr.

/s/ W. Woodrow Stewart
---------------------------         Director                      July 21, 1999
W. Woodrow Stewart

/s/ John H. Watson
---------------------------         Director                      July 21, 1999
John H. Watson

/s/ Robert J. Williams
---------------------------         Director                      July 21, 1999
Robert J. Williams

/s/ C. Kemmons Wilson, Jr.
---------------------------         Director                      July 21, 1999
C. Kemmons Wilson, Jr.